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Exhibit 99.1
                            STOCK PURCHASE AGREEMENT

This is an agreement ("Agreement") between Mike Frankenburger ("Seller") and Avi Abramovich Trust Company Ltd. ("Buyer") made this 19th day of August 2003.

WHEREAS:

A. Seller owns 73,200 shares (the "Shares") of BERT Logic Inc. a company incorporated under the laws of the state of Washington State (the "Company"); and
B. Seller wishes to sell 73,200 Shares of the Company (the "Contract Shares") to the Buyer.

NOW, THEREFORE, the parties hereto agree as follows:

1.   Purchases and Sale of Contract Shares

         (a) Seller hereby agrees to sell the Contract Shares to the Buyer at a purchase price per share, which shall be $.5784 per share for a total of $42,338.88 (the "Consideration") and payable in full on the date of this Agreement.

         (b) The closing of the transaction shall occur when this Agreement is executed by Seller. On the closing and pursuant to an Escrow Agreement dated August 19, 2003, Buyer shall deliver through First American Stock Transfer Inc. the Consideration to Seller.

         (c) Pursuant to an Escrow Agreement dated August 19, 2003, Seller shall deliver through First American Stock Transfer Inc. the Contract Shares to the buyer free and clear of all liens, claims or encumbrances.

2.       Representations and Warranties

         (a) As an inducement for Buyer to enter into this Agreement, Seller represents and warrants that:

                  (i) Seller has the lawful power and authority to enter into this Agreement;

                  (ii) Seller owns the Shares free and clear of all liens, claims or encumbrances; and

                  (iii)    Seller   is  not  aware  of  any   material   adverse
                           information with respect to the Company.

                  (iv) Seller represents that such shares are free trading and the Contract Shares, when transferred to the Seller, shall not have any restriucitve legend.

       (b) As an inducement for Seller to enter into this Agreement, Buyer represents and warrants that Buyer has the lawful power and authority to enter into this Agreement.

3. Binding Effect. Except as otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit or the parties hereto, their heirs, legal representatives, successors and permitted assigns. This Agreement may be signed by fax and in counterpart.

4. Governing Law, This Agreement shall be governed by and construed in accordance with the laws of the State of Washington, without giving effect to the conflict of laws principles thereof.


In witness hereof the parties hereby affix their signatures.

SELLER                                          BUYER



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